Exhibit 99.1

Date:	April 28, 2010
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE SECOND FISCAL QUARTER OF 2010

Stroudsburg, Pennsylvania, April 28, 2010 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three and six months ended March 31, 2010. The Company reported net income of $1.6 million, or $0.12 per diluted share, for the three months ended March 31, 2010, as compared to net income of $1.5 million, or $0.11 per diluted share, for the corresponding 2009 period. For the six months ended March 31, 2010, the Company reported net income of $2.4 million or $0.18 per diluted share, as compared to net income of $3.4 million or $0.24 per diluted share for the corresponding 2009 period.

Net income of $2.4 million for the six months ending March 31, 2010, included a pre-tax write-down of $1.2 million in the value of the Company’s foreclosed real estate portfolio. The charge related to a single property in the Bank’s foreclosed real estate portfolio and was made during the first fiscal quarter of 2010 to reflect an updated appraisal. Net income for the six months ended March 31, 2009, included a one-time tax benefit of $317,000 which was made during the first fiscal quarter of 2009. This benefit was related to the Company’s other than temporary impairment charge taken in the fourth fiscal quarter of 2008.

“The economy in our market area has changed little since our last quarterly report,” commented Gary S. Olson, President and Chief Executive Officer of the Company. “Persistent unemployment remains a key deterrent to a local turnaround. It is the primary reason our loan loss provision increased from quarter to quarter. Overall, the Company has achieved positive results. Most noteworthy, our earnings for the quarter were strong, deposits grew at an unprecedented rate, and we opened three new branches. Our capital position remains rock solid and our credit quality remains well above industry norms.”

Net Interest Income:

Net interest income decreased $5,000, or 0.1%, to $7.2 million for the three months ended March 31, 2010, compared to the same period in 2009. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $11.1 million, offset in part by an increase in the Company’s interest rate spread to 2.50% for the three months ended March 31, 2010, from 2.39% for the comparable period in 2009.

Net interest income increased $284,000, or 2.0%, to $14.5 million for the six months ended March 31, 2010, from $14.2 million for the comparable period in 2009. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.48% for the six months ended March 31, 2010, from 2.33% for the comparable period in 2009, offset in part by a decrease of $9.1 million in the Company’s average net earning assets.

Provision for Loan Losses and Net Charge-Offs:

The provision for loan losses increased $275,000, or 73.3%, to $650,000 for the three months ended March 31, 2010, from $375,000 for the comparable period in 2009. The provision for loan losses increased $400,000, or 53.3%, to $1.2 million for the six months ended March 31, 2010, from $750,000 for the comparable period in 2009. Net charge-offs increased $260,000 for the three months ended March 31, 2010 to $259,000 compared to the three-month period ended March 31, 2009 which showed a net recovery of $1,000. Net charge-offs decreased $115,000 for the six months ended March 31, 2010 to $370,000 compared to the same period in 2009.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The increases in the provision for loan losses for both the three- and six-month periods ended March 31, 2010, as compared to the comparable 2009 periods were in response to this evaluation.

Noninterest Income:

Noninterest income increased $345,000, or 27.3%, to $1.6 million for the three months ended March 31, 2010, from $1.3 million for the comparable period in 2009. The primary reason for the increase was a gain on the sale of investment securities of $308,000 during the 2010 period. The Company sold $13.7 million of adjustable rate investment securities during the three months ended March 31, 2010, as part of a strategy to minimize the impact of the current low interest rate environment.

Noninterest income increased $476,000, or 18.4%, to $3.1 million for the six months ended March 31, 2010, from $2.6 million for the comparable period in 2009. The primary reasons for the increase were gains on sales of investment securities of $308,000 and gains on sales of loans of $195,000. In addition to the sale of $13.7 million in investment securities, the Company sold $8.2 million of long-term fixed rate mortgages during the six months ended March 31, 2010, as part of an overall interest rate risk management strategy.

Noninterest Expense:

Noninterest expense increased $146,000, or 2.5%, to $6.0 million for the three months ended March 31, 2010, from $5.9 million for the comparable period in 2009. The primary reasons for the increase were increases in FDIC insurance premiums of $66,000 and other expenses of $44,000.

Noninterest expense increased $1.6 million, or 13.8%, to $13.3 million for the six months ended March 31, 2010, from $11.7 million for the comparable period in 2009. The primary reasons for the increase were the write-down of foreclosed real estate of $1.2 million in the 2010 period, along with increases in FDIC insurance of $396,000 and compensation and employee benefits of $163,000. These increases were offset, in part, by decreases in occupancy and equipment expense of $142,000 and advertising expense of $88,000.

Balance Sheet:

Total assets increased $16.6 million, or 1.6%, to $1,058.7 million at March 31, 2010, compared to $1,042.1 million at September 30, 2009. The primary reasons for the increase in assets were increases in interest-bearing deposits with other institutions of $8.0 million, investment securities available for sale of $5.4 million, and investment securities held to maturity of $8.5 million. These increases were partially offset by a decrease in net loans receivable of $4.8 million. The Company sold $8.2 million of long-term fixed rate residential loans during the six months ended March 31, 2010, as part of an overall interest rate risk management strategy.

Total deposits increased $73.7 million at March 31, 2010, compared to September 30, 2009, primarily as a result of an increase in certificates of deposit accounts of $55.4 million which included an increase of $36.5 million in brokered certificates of deposit and an increase of $19.0 million in traditional certificates of deposit. These increases were supplemented by an increase in noninterest-bearing demand accounts of $2.3 million, NOW accounts of $2.8 million, money market accounts of $9.0 million, and savings and club accounts of $4.3 million. Borrowed funds decreased during the same time period by $52.8 million primarily because brokered certificates of deposits were a less expensive funding source and because of the other deposit increases noted above.

Stockholders’ equity decreased $6.4 million to $179.1 million at March 31, 2010, compared to $185.5 million at September 30, 2009, primarily as a result of a previously announced stock repurchase program the Company began in June 2008. In June 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. As of March 31, 2010, the Company had purchased an additional 754,529 shares at a weighted average cost of $12.59 per share under the second stock repurchase program including the repurchase of 359,229 shares at an average cost of $12.38 during the three months ended March 31, 2010.

Asset Quality:

Nonperforming assets totaled $11.9 million, or 1.12%, of total assets at March 31, 2010, compared to $7.7 million, or 0.74%, of total assets at September 30, 2009. The increase was due to increases of $3.2 million in nonperforming residential loans and $2.0 million in commercial loans offset, in part, by a decrease of $779,000 in foreclosed real estate. Commercial nonperforming loans increased primarily as a result of the addition of two commercial real estate relationships in the quarter ended December 31, 2009. Foreclosed real estate declined primarily as a result of the write-down of $1.2 million in the value of one property in the quarter ended December 31, 2009. The Company, in response to these and other trends, made a provision for loan losses of $1.2 million for the six months ended March 31, 2010, compared to a provision of $750,000 for the comparable six-month period in 2009. The allowance for loan losses was $6.6 million, or 0.90%, of loans outstanding at March 31, 2010, compared to $5.8 million, or 0.79%, of loans outstanding at September 30, 2009.

ESSA Bank & Trust is a wholly owned subsidiary of ESSA Bancorp, Inc. which has total assets of over $1 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. Corporate headquarters are located in downtown Stroudsburg, Pennsylvania. With the recent opening of the Mountainhome Office in Monroe County and the two new Lehigh Valley branches, ESSA Bank & Trust now has 16 community offices throughout the Pocono, Pennsylvania area and the Lehigh Valley. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2010	September 30, 2009
	(dollars in thousands)
ASSETS
Cash and due from banks	$6,402	$7,103
Interest-bearing deposits with other institutions	19,513	11,490

Total cash and cash equivalents	25,915	18,593
Certificates of deposit	1,991	5,355
Investment securities available for sale	223,000	217,566
Investment securities held to maturity (fair value of $15,445 and $6,923)	15,230	6,709
Loans receivable (net of allowance for loan losses of $6,595 and $5,815)	728,739	733,580
Federal Home Loan Bank stock	20,727	20,727
Premises and equipment	12,230	10,620
Bank-owned life insurance	15,347	15,072
Foreclosed real estate	1,801	2,579
Other assets	13,712	11,318

TOTAL ASSETS	$1,058,692	$1,042,119

LIABILITIES
Deposits	$482,527	$408,855
Short-term borrowings	15,000	48,091
Other borrowings	370,757	390,507
Advances by borrowers for taxes and insurance	4,223	1,377
Other liabilities	7,121	7,783

TOTAL LIABILITIES	879,628	856,613

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common Stock	170	170
Additional paid in capital	163,386	162,243
Unallocated common stock held by the Employee Stock Ownership Plan	(12,113)	(12,339)
Retained earnings	63,411	62,337
Treasury Stock, at cost	(35,754)	(27,695)
Accumulated other comprehensive income (loss)	(36)	790

TOTAL STOCKHOLDERS’ EQUITY	179,064	185,506

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,058,692	$1,042,119

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2010	2009	2010	2009
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$10,166	$10,523	$20,507	$21,124
Investment securities:
Taxable	2,164	2,644	4,401	5,097
Exempt from federal income tax	77	82	160	165
Other investment income	1	119	2	120

Total interest income	12,408	13,250	25,070	26,506

INTEREST EXPENSE
Deposits	1,458	1,788	2,864	3,759
Short-term borrowings	35	118	84	273
Other borrowings	3,711	4,135	7,635	8,271

Total interest expense	5,204	6,041	10,583	12,303

NET INTEREST INCOME	7,204	7,209	14,487	14,203
Provision for loan losses	650	375	1,150	750

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,554	6,834	13,337	13,453

NONINTEREST INCOME
Service fees on deposit accounts	777	739	1,604	1,579
Services charges and fees on loans	124	171	225	292
Trust and investment fees	212	205	432	414
Gain on sale of investments, net	308	—	308	—
Gain on sale of loans, net	40	—	195	—
Earnings on Bank-owned life insurance	135	139	275	278
Other	11	8	24	24

Total noninterest income	1,607	1,262	3,063	2,587

NONINTEREST EXPENSE
Compensation and employee benefits	3,601	3,590	7,337	7,174
Occupancy and equipment	763	754	1,322	1,464
Professional fees	386	387	763	722
Data processing	467	467	917	936
Advertising	166	149	264	352
FDIC Premiums	123	57	481	85
Loss on foreclosed real estate	—	—	1,200	—
Other	539	495	992	933

Total noninterest expense	6,045	5,899	13,276	11,666

Income before income taxes	2,116	2,197	3,124	4,374
Income taxes	513	660	727	1,007

NET INCOME	$1,603	$1,537	$2,397	$3,367

EARNINGS PER SHARE
Basic	$0.12	$0.11	$0.18	$0.24
Diluted	0.12	0.11	0.18	0.24

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$$1,037,882	$$1,032,621	$$1,034,474	$$1,017,588
Total interest-earning assets	994,175	992,710	991,822	976,163
Total interest-earning liabilities	817,484	804,938	813,345	788,547
Total stockholders’ equity	183,219	193,602	184,514	195,460

PER COMMON SHARE DATA:
Average shares outstanding - basic	12,880,729	14,048,861	12,984,905	14,321,875
Average shares outstanding - diluted	12,880,729	14,048,861	12,984,905	14,321,875
Book value share computation:
Issued	16,980,900	16,980,900	16,980,900	16,980,900
Repurchased shares	3,217,940	2,086,059	3,217,940	2,086,059

Shares outstanding	13,762,960	14,894,841	13,762,960	14,894,841
Unvested restricted stock awards	471,531	589,414	471,531	589,414

Book value shares	14,234,491	15,484,255	14,234,491	15,484,255